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                                                                   EXHIBIT 10.24


                            ENTERASYS NETWORKS, INC.

                           DEFERRAL PLAN FOR DIRECTORS


     1. IN GENERAL. This Deferral Plan for Directors (the "Plan") is intended to provide eligible directors of Enterasys Networks, Inc. (the "Company") an opportunity to defer all or a portion of their director fees until retirement from the Board of Directors (the "Board") of the Company.

     2. DEFINITIONS. As used in the Plan, the following defined terms shall have the meanings set forth below:

     - "Account" means a bookkeeping or memorandum account established by the Administrator to reflect the Company's obligations under the Plan, as describe in Section 4.

     - "Administrator" means the Chief Financial Officer of the Company or his/her delegates.

     - "Applicable Interest Rate" means, for any Year, the annual rate of interest payable on 10-year Treasury securities as of the first day of such Year.

     -    "Beneficiary" means a beneficiary designated in accordance with
          Section 7.

     -    "Board" has the meaning set forth in Section 1.

     - "Company" has the meaning set forth in Section 1 and includes any successor to Enterasys Networks, Inc. or its business.

     - "Deferral Election" means an election described in Section 3 that has been received and accepted by the Administrator.

     - "Effective Date" means October 9, 2001, the date on which the Plan was adopted by the Board.

     - "Eligible Director" means a member of the Board who is not also an employee of the Company or of any of its subsidiaries.

     -    "Fee" means any retainer or meeting fee payable to an Eligible
          Director.

     -    "Interest" has the meaning set forth in Section 5.

     -    "Year" means the calendar year.

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     3.   ELECTION TO DEFER. At any time prior to the first day of a Year, an
Eligible Director may elect to defer all or a portion of his or her Fees, if any, for such Year by making a Deferral Election. For 2001, the deadline for making Deferral Elections shall be the October 31, 2001 and any Deferral Election so made shall apply and be effective with respect to 2001 Fees, if any, earned thereafter. An individual who first becomes an Eligible Director in any Year may make a Deferral Election to the Administrator within thirty (30) days of becoming an Eligible Director, and any Deferral Election so made shall apply and be effective with respect to Fees, if any, earned by the Eligible Director thereafter in such Year.

     Each election described in this Section 3 shall be in such written form as the Administrator shall prescribe and shall specify the percentage or amount of Fees that the Eligible Director has elected to defer and the form of payment (from among those forms of payment described in Section 5 below) that the Eligible Director has chosen for such deferral. The Administrator may prescribe rules under which Deferral Elections shall continue in force from one Year to the next unless revoked or modified prior to the beginning of the Year in question. Each Deferral Election, as applied to any Year or portion thereof, shall be irrevocable from and after the deadline for making such election with respect to such Year or portion thereof.

     4. ACCOUNTS; ADJUSTMENTS. For each Eligible Director who has elected to participate in the Plan by deferring Fees hereunder, the Administrator shall establish one or more Accounts to reflect the Company's obligations to the Eligible Director in respect of such deferrals. The amount of any Fees deferred by an Eligible Director shall be credited to his or her Account as of the day or days such Fees would have been paid to the Eligible Director absent deferral. Each Account maintained for an Eligible Director whose benefit under the Plan has not been distributed in full shall also be adjusted to reflect Interest as described at Section 5 below, and each Account shall also be reduced, as of the date of any distribution to an Eligible Director, to reflect such distribution.

     The Accounts maintained under the Plan are bookkeeping entries only and shall not be construed as requiring the Company to establish a trust or otherwise to fund or set aside assets to meet its obligations hereunder. The rights of an Eligible Director under the Plan are those of an unsecured general creditor of the Company.

     5. INTEREST. Each Account shall be subject to adjustment as though the balance thereof bore interest at the Applicable Interest Rate. The notional or hypothetical interest credits described in this Section 5 are herein referred to as "Interest". Interest shall be credited to an Eligible Director's Account on such periodic or other basis as the Administrator determines, but not less frequently than annually.

     6.   DISTRIBUTIONS. Distributions under the Plan shall be made as follows:

               (a) Following termination of an Eligible Director's service on the Board, the Company shall pay to the Eligible Director (or, in the event of his or her death prior to payment in full of the benefit payable hereunder, to his or her Beneficiary) an amount equal to the balance of the Eligible Director's Accounts. Such payment shall be made, in accordance with the Eligible Director's choice as specified in his or her Deferral Election,



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          either in a single lump sum cash payment to be made as soon as practicable following such termination or in annual cash installments over a period of five (5) years, the first such installment to be paid as soon as practicable following such termination. If the benefit payable with respect to any Account is payable in installments, the amount of each such installment shall be determined by dividing the balance of the Account immediately prior to such installment by the number of remaining installments (including such installment). In the event of the Eligible Director's death prior to the complete payment of his or her benefit hereunder, the Administrator in its discretion may either continue to make distributions to the Eligible Director's Beneficiary in accordance with the form of payment elected by the Eligible Director, or, if such benefit would otherwise have been distributed in installments, may accelerate payment of the remainder of such benefit to the Eligible Director's Beneficiary.

               (b) In the event of an unforeseen financial hardship (determined by the Administrator in accordance with such guidelines as the Administrator may prescribe), an Eligible Director may request an acceleration of payment under the Plan. Each such request shall be submitted to the Administrator in writing. The Administrator shall have complete discretion to authorize or deny any such acceleration of payment.

               (c) Upon termination of the Plan, the Administrator in its discretion may, but need not, accelerate payments under the Plan.

     7. BENEFICIARIES. Each Eligible Director may designate a Beneficiary or Beneficiaries to receive any benefits remaining to be paid to the Eligible Director under the Plan at the time of the Eligible Director's death. Each such designation shall be in writing in a form acceptable to the Administrator and shall be effective when received and accepted by the Administrator. In the absence of an effective Beneficiary designation, an Eligible Director's Beneficiary shall be deemed to be his or her surviving spouse, if any, or, in the absence of a surviving spouse, the Eligible Director's estate.

     8. NONTRANSFERABILITY. Subject to Section 7 above, no interest of an Eligible Director (or of any Beneficiary of an Eligible Director) under the Plan may be transferred, assigned, pledged, hypothecated or otherwise disposed of in any way.

     9. TAXES. In the event of any tax withholdings that may be required in respect of a distribution or accrual under the Plan, the Administrator shall take such steps as are necessary (including withholding of payments or reductions in Account balances) to accomplish such withholdings.

     10. AMENDMENT AND TERMINATION. The Board may at any time terminate the Plan and may at any time and from time to time amend the Plan in any manner; provided, that no such amendment shall have the effect of reducing the balance of any Account. For purposes of the preceding sentence, an amendment shall not be treated as reducing the balance of an Account merely because it changes prospectively the basis for crediting notional interest or other notional investment return on the Account, even if the change results in a future decline in the balance of such Account.


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